Exhibit 99.1

NGL Energy Partners Announces the Appointment of L. John Schaufele IV to Board of Directors

TULSA, Okla., February 9, 2018 (BUSINESS WIRE) - NGL Energy Partners LP (NYSE: NGL) announced today that L. John Schaufele IV, has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective February 5, 2018. Mr. Schaufele replaces Patrick G. Wade as a Director.

Mr. Schaufele has worked at The Energy & Minerals Group (EMG) since 2011.  EMG is a private investment firm with $16 billion of Regulatory Assets Under Management that focuses on investing across various facets of the global natural resource industry including the upstream and midstream segments of the energy complex.  Mr. Schaufele previously worked at a middle-market private equity investment firm and JPMorgan.  Mr. Schaufele currently serves as a director of Ascent Resources, LLC, Heritage NonOp Holdings, LLC, Heritage Minerals Holdings, LLC, White Star Petroleum Holdings, LLC, and Utica Minerals Development, LLC.  Mr. Schaufele brings extensive financial and industry experience to the board with 14 years of experience in the energy sector.  Mr. Schaufele received a B.S. in Business and Accounting from Washington & Lee University.

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

Source: NGL Energy Partners LP
Contact
Trey Karlovich 918 481 1119
Executive Vice President and Chief Financial Officer
trey.karlovich@nglep.com

or

Linda Bridges 918 481 1119
Vice President - Finance and Treasurer
Linda.bridges@nglep.com